Exhibit 99.1

1. On November 18, 2003, the AL Trust sold
59,760 shares of Class A Common Stock.
The shares were sold in a number of transactions with an average sale price of $37.3381.
The information regarding the shares sold at each price appears in the two columns below:

Shares  	Price
8040 		37.25
1040		37.26
20000		37.30
10080		37.35
18640		37.40
400		37.43
720		37.47
240		37.48
600		37.52



2. On November 18, 2003, the JL Trust sold
89,640 shares of Class A Common Stock.
The shares were sold in a number of transactions with an average sale price of $37.3381.
The information regarding the shares sold at each price appears in the two columns below:

Shares  	Price
12060 		37.25
1560		37.26
30000		37.30
15120		37.35
27960		37.40
600		37.43
1080		37.47
360		37.48
900		37.52


3. On November 19, 2003, the AL Trust sold
40,240 shares of Class A Common Stock.
The shares were sold in a number of transactions with an average sale price of $37.3332.
The information regarding the shares sold at each price appears in the two columns below:

Shares  	Price
9720		37.00
320		37.02
40		37.03
80		37.05
2000		37.10
80		37.11
3960		37.30
400		37.40
40		37.43
40		37.44
80		37.45
280		37.46
1000		37.48
280		37.49
20920		37.50
600		37.54
400		37.60


4. On November 19, 2003, the JL Trust sold
60,360 shares of Class A Common Stock.
The shares were sold in a number of transactions with an average sale price of $37.3381.
The information regarding the shares sold at each price appears in the two columns below:

Shares  	Price
14580		37.00
480		37.02
60		37.03
120		37.05
3000		37.10
120		37.11
5940		37.30
600		37.40
60		37.43
60		37.44
120		37.45
420		37.46
1500		37.48
420		37.49
31380		37.50
900		37.54
600		37.60





After these sales, the amounts of Class A Common
Stock beneficially owned by the Trust f/b/o
Aeirn Lauder and Jane Lauder, u/a/d December 15, 1976, by Estee Lauder and Joseph H. Lauder, as Grantors is
3,750,000, which includes 1,900,000 in the AL Trust and 1,850,000 in the JL Trust.